Preliminary Pricing Supplement No. 16,944

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 25, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Jump Notes with Auto-Callable Feature due July 6, 2033

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any determination date (other than the final determination date) for an early redemption payment that will increase over the term of the notes. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is greater than or equal to the call threshold level, investors will receive a fixed positive return at maturity. If, however, the final level is less than the call threshold level, investors will receive only the stated principal amount at maturity.

￭The underlier was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. For more information about the underlier, see the information set forth in the accompanying index supplement.

￭The notes are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the repayment of principal at maturity and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. You will not participate in any appreciation of the underlier. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “underlying index”)
Strike date:	June 30, 2026
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026
Final determination date:	June 30, 2033, subject to postponement for non-trading days and certain market disruption events
Maturity date:	July 6, 2033
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $937.70 per note, or within $40.00 of that estimate. See “Estimated Value of the Notes” on page 5.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Terms continued from the previous page
Automatic early redemption:

The notes are not subject to automatic early redemption until the first determination date. If, on any determination date (other than the final determination date), the closing level of the underlier is greater than or equal to the call threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been automatically redeemed.

The notes will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related determination date.

First determination date:	June 30, 2027. Under no circumstances will the notes be redeemed prior to the first determination date.
Determination dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below, subject to postponement for non-trading days and certain market disruption events
Early redemption payment:

The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 6.55% per annum, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.

Early redemption dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below
Call threshold level:	, which is 95% of the initial level*
Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than or equal to the call threshold level:

$1,458.50

•If the final level is less than the call threshold level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Final level:	The closing level of the underlier on the final determination date
Initial level:	, which is the closing level of the underlier on the strike date
CUSIP:	61781GZQ7
ISIN:	US61781GZQ71
Listing:	The notes will not be listed on any securities exchange.

*As necessary, calculated levels will be rounded to three decimal places.

Determination Dates, Early Redemption Dates and Early Redemption Payments

Determination Date		Early Redemption Date	Early Redemption Payment (per Note)
#1	June 30, 2027	July 6, 2027	$1,065.50
#2	July 30, 2027	August 4, 2027	$1,070.958
#3	August 30, 2027	September 2, 2027	$1,076.417
#4	September 30, 2027	October 5, 2027	$1,081.875
#5	October 29, 2027	November 3, 2027	$1,087.333
#6	November 30, 2027	December 3, 2027	$1,092.792
#7	December 30, 2027	January 4, 2028	$1,098.25
#8	January 31, 2028	February 3, 2028	$1,103.708
#9	February 29, 2028	March 3, 2028	$1,109.167
#10	March 30, 2028	April 4, 2028	$1,114.625
#11	April 28, 2028	May 3, 2028	$1,120.083
#12	May 30, 2028	June 2, 2028	$1,125.542
#13	June 30, 2028	July 6, 2028	$1,131.00
#14	July 31, 2028	August 3, 2028	$1,136.458
#15	August 30, 2028	September 5, 2028	$1,141.917
#16	September 29, 2028	October 4, 2028	$1,147.375
#17	October 30, 2028	November 2, 2028	$1,152.833
#18	November 30, 2028	December 5, 2028	$1,158.292
#19	December 29, 2028	January 4, 2029	$1,163.75

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Determination Date		Early Redemption Date	Early Redemption Payment (per Note)
#20	January 30, 2029	February 2, 2029	$1,169.208
#21	February 28, 2029	March 5, 2029	$1,174.667
#22	March 29, 2029	April 3, 2029	$1,180.125
#23	April 30, 2029	May 3, 2029	$1,185.583
#24	May 30, 2029	June 4, 2029	$1,191.042
#25	June 29, 2029	July 5, 2029	$1,196.50
#26	July 30, 2029	August 2, 2029	$1,201.958
#27	August 30, 2029	September 5, 2029	$1,207.417
#28	September 28, 2029	October 3, 2029	$1,212.875
#29	October 30, 2029	November 2, 2029	$1,218.333
#30	November 30, 2029	December 5, 2029	$1,223.792
#31	December 31, 2029	January 4, 2030	$1,229.25
#32	January 30, 2030	February 4, 2030	$1,234.708
#33	February 28, 2030	March 5, 2030	$1,240.167
#34	March 29, 2030	April 3, 2030	$1,245.625
#35	April 30, 2030	May 3, 2030	$1,251.083
#36	May 30, 2030	June 4, 2030	$1,256.542
#37	June 28, 2030	July 3, 2030	$1,262.00
#38	July 30, 2030	August 2, 2030	$1,267.458
#39	August 30, 2030	September 5, 2030	$1,272.917
#40	September 30, 2030	October 3, 2030	$1,278.375
#41	October 30, 2030	November 4, 2030	$1,283.833
#42	November 29, 2030	December 4, 2030	$1,289.292
#43	December 30, 2030	January 3, 2031	$1,294.75
#44	January 30, 2031	February 4, 2031	$1,300.208
#45	February 28, 2031	March 5, 2031	$1,305.667
#46	March 31, 2031	April 3, 2031	$1,311.125
#47	April 30, 2031	May 5, 2031	$1,316.583
#48	May 30, 2031	June 4, 2031	$1,322.042
#49	June 30, 2031	July 3, 2031	$1,327.50
#50	July 30, 2031	August 4, 2031	$1,332.958
#51	August 29, 2031	September 4, 2031	$1,338.417
#52	September 30, 2031	October 3, 2031	$1,343.875
#53	October 30, 2031	November 4, 2031	$1,349.333
#54	November 28, 2031	December 3, 2031	$1,354.792
#55	December 30, 2031	January 5, 2032	$1,360.25
#56	January 30, 2032	February 4, 2032	$1,365.708
#57	February 27, 2032	March 3, 2032	$1,371.167
#58	March 30, 2032	April 2, 2032	$1,376.625
#59	April 30, 2032	May 5, 2032	$1,382.083
#60	May 28, 2032	June 3, 2032	$1,387.542

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Determination Date		Early Redemption Date	Early Redemption Payment (per Note)
#61	June 30, 2032	July 6, 2032	$1,393.00
#62	July 30, 2032	August 4, 2032	$1,398.458
#63	August 30, 2032	September 2, 2032	$1,403.917
#64	September 30, 2032	October 5, 2032	$1,409.375
#65	October 29, 2032	November 3, 2032	$1,414.833
#66	November 30, 2032	December 3, 2032	$1,420.292
#67	December 30, 2032	January 4, 2033	$1,425.75
#68	January 31, 2033	February 3, 2033	$1,431.208
#69	February 28, 2033	March 3, 2033	$1,436.667
#70	March 30, 2033	April 4, 2033	$1,442.125
#71	April 29, 2033	May 4, 2033	$1,447.583
#72	May 31, 2033	June 3, 2033	$1,453.042
Final determination date	June 30, 2033	The maturity date	See “Payment at maturity” above.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. Our estimate of the value of the notes as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to a determination date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the final determination date. The actual initial level and call threshold level will be determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	95.00, which is 95% of the hypothetical initial level
Early redemption payment:	The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 6.55% per annum, as follows:
	Determination Date	Payment per Note
	#1	$1,065.50
	#2	$1,070.958
	#3	$1,076.417
	#4	$1,081.875
	#5	$1,087.333
	#6	$1,092.792
	#7	$1,098.25
	#8	$1,103.708
	#9	$1,109.167
	#10	$1,114.625
	#11	$1,120.083
	#12	$1,125.542
	#13	$1,131.00
	#14	$1,136.458
	#15	$1,141.917
	#16	$1,147.375
	#17	$1,152.833
	#18	$1,158.292
	#19	$1,163.75
	#20	$1,169.208
	#21	$1,174.667
	#22	$1,180.125
	#23	$1,185.583
	#24	$1,191.042
	#25	$1,196.50
	#26	$1,201.958
	#27	$1,207.417

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

#28	$1,212.875
#29	$1,218.333
#30	$1,223.792
#31	$1,229.25
#32	$1,234.708
#33	$1,240.167
#34	$1,245.625
#35	$1,251.083
#36	$1,256.542
#37	$1,262.00
#38	$1,267.458
#39	$1,272.917
#40	$1,278.375
#41	$1,283.833
#42	$1,289.292
#43	$1,294.75
#44	$1,300.208
#45	$1,305.667
#46	$1,311.125
#47	$1,316.583
#48	$1,322.042
#49	$1,327.50
#50	$1,332.958
#51	$1,338.417
#52	$1,343.875
#53	$1,349.333
#54	$1,354.792
#55	$1,360.25
#56	$1,365.708
#57	$1,371.167
#58	$1,376.625
#59	$1,382.083
#60	$1,387.542
#61	$1,393.00
#62	$1,398.458
#63	$1,403.917
#64	$1,409.375
#65	$1,414.833
#66	$1,420.292
#67	$1,425.75

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

	#68	$1,431.208
	#69	$1,436.667
	#70	$1,442.125
	#71	$1,447.583
	#72	$1,453.042
	No further payments will be made on the notes once they have been automatically redeemed.
Payment at maturity (if the final level is greater than or equal to the call threshold level):	$1,458.50 per note

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

How to determine whether the notes will be automatically redeemed with respect to a determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Determination Date #1	60.00 (less than the call threshold level)	N/A
Hypothetical Determination Date #2	155.00 (greater than or equal to the call threshold level)	$1,070.958

On hypothetical determination date #1, because the closing level of the underlier is less than the call threshold level , the notes are not automatically redeemed on the related early redemption date.

On hypothetical determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level , the notes are automatically redeemed on the related early redemption date for an early redemption payment corresponding to a return of approximately 6.55% per annum. No further payments are made on the notes once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each determination date, the notes will not be automatically redeemed prior to maturity.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	135.00 (greater than or equal to the call threshold level)	$1,458.50
Example #2	40.00 (less than the call threshold level)	$1,000

In example #1, the final level is greater than or equal to the call threshold level. Therefore, investors receive at maturity a payment corresponding to a return of approximately 6.55% per annum. Investors do not participate in any appreciation of the underlier.

In example #2, the final level is less than the call threshold level. Therefore, investors receive at maturity the stated principal amount.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is less than the call threshold level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the notes have not been automatically redeemed prior to maturity and the final level is less than the call threshold level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the notes is limited by the applicable fixed early redemption payment or payment at maturity, as applicable, payable only if the closing level of the underlier is greater than or equal to the call threshold level on the related determination date. In all cases, you will not participate in any appreciation of the underlier, which could be significant.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the call threshold level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the call threshold level on any determination date so that you will receive a payment on the notes that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), in addition to any risks described further below, the notes are subject to the following risk(s) discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your notes.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Historical Information

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview

Bloomberg Ticker Symbol: SPUMP40

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index publisher with respect to the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement. For additional information about the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, see the information set forth in the accompanying index supplement.

The inception date for the underlier was March 14, 2022. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to March 14, 2022. Such data must be considered illustrative only.

The closing level of the underlier on June 22, 2026 was 1,407.06. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to June 22, 2026

*The red vertical line indicates March 14, 2022, which is the date on which the underlier was established. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, or information about how to obtain them, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature

affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.